Exhibit 10c


                               ROGERS CORPORATION
                    2004 ANNUAL INCENTIVE COMPENSATION PLAN
                                  (The "Plan")






Plan Year:     1.1 Fiscal year of Rogers Corporation

Participants:  2.1 Those managers and professionals who directly affect the profitability of the Company are eligible for nomination as Participants in this Plan. Participants for each Plan Year must be approved by the CEO. Sales Engineers, Regional Sales Managers, and any other employees who are eligible for commissions or similar incentive compensation plans are excluded from this Plan. Exceptions to this may be approved by the CEO.


Target Award   3.1 Upon achievement of targeted financial goals,
Opportunity:       Participants will be eligible for a specified
                   Target Award. Target Awards by Participant group are as follows:

                                                    Target Award As a
                                                      Percent of Base
                   Position                                     Salary
                   ---------------------------------------------------

                   CEO                                       60 to 75%

                   Division VP's, Elected Corporate
                    Officers, and other Corporate
                    Executives                              25% to 45%

                   Other Division and Corporate
                    Participants                              5% - 25%


Basic Award    4.1 Each Plan Year, a set percentage of the
Determinant:       Participant's Target Award will be determined by
                   Corporate performance and another set percentage will be determined by Division performance. In general, those Participants whose actions affect the entire Company will have a higher Corporate performance weighting while those whose actions have a greater impact on an individual Division will have a higher Division performance weighting.


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               4.2 Performance weights by Participant group are as
                   follows:

                                        Corporate     Division/Group
                       Position         Performance      Performance
                   ---------------------------------------------------

                   Elected Corporate
                    Officers             100%1             0%

                   Other Corporate
                    Participants           50%             50%2

                   Division Vice
                    Presidents          40% - 70%        60% - 30%

                   Other Division
                    Participants           30%              70%





               4.3 The Corporate portion of a Participant's annual
                   incentive award is based on after tax profit (as reflected in earnings per share). Performance goals will be established at the beginning of each Plan Year by the Compensation and Organization Committee of the Board of Directors, and expressed in an award schedule that prescribes the percentage of Corporate Target Award paid out at each level of performance achievement.

               4.4 The Divisional portion of a Participant's annual
                   incentive award is based on Division profit
                   (operating profit before Corporate charges).
                   Performance goals will be established at the beginning of each Plan Year by the CEO, and expressed in an award schedule that prescribes the percentage of the Division Target Award paid out at each level of performance achievement.

               4.5 Calculations of the actual percentage of Corporate
                   and Division Target Awards will be made by interpolating between points on the Performance Measurement Schedule.

               4.6 Soon after the end of the Plan Year, the CEO will
                   evaluate how well each Division accomplished its objective(s). The CEO may alter the division bonus pool on the basis of that evaluation, as he deems appropriate.


1    Exceptions may be made by the CEO.

2 The 50% Division Performance portion for each Corporate Report will be determined by multiplying 50% of his or her Target Award by the ratio obtained by dividing all divisional profit related to Divisional Performance by the total divisional profit if every Division had achieved their plan for the year.


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Annual         5.1 Each year the Compensation and Organization
Performance        Committee will establish annual Performance
Targets:           Targets.  The general principles for establishing
                   Annual Performance Targets will be that the previous year's Earnings Per Share results will be the threshold for beginning to earn a bonus for the following Plan Year. At approximately the 10%
                   EPS improvement level a 100% target bonus will be earned, and at approximately a 20% EPS improvement level a 200% target bonus will be earned. Then, at approximately a 30% EPS improvement level a 250% target bonus will be earned, and at approximately a 40% ESP improvement level the maximum 300% target bonus will be earned. (See section 6.2 for maximum payment under this plan.)


               5.2 Changes or exceptions to the general principles for
                   establishing Annual Performance Targets based on economic or other factors must be made by the Compensation and Organization Committee.

Award          6.1 The annual bonus award for any Participant will be
Limitation:        limited to 300% of their Target Award.

               6.2 Except as noted below, the maximum amount of the
                   incentive bonus pool, including payments made to non-Participants under this Plan, will be limited to 20% of profit or $250,000, whichever is more. Such profit is calculated before deductions for taxes and bonuses. If the calculation of awards indicates that these limits will be exceeded, awards will be reduced proportionally to conform to the limit.

               6.3 If any Division would have received 100% or more of
                   the Division portion of their Target Awards and the above 20% limit causes a reduction in earned awards, the following shall apply.

                   6.3.1 The reductions of those Divisions' portions
                         of the Target Awards will be restored and Corporate Reports' awards increased accordingly. (This does not apply to the elected Corporate officers.)

                   6.3.2 The total of such restored and increased
                         amounts shall not exceed $250,000.  If
                         necessary, reductions will be made
                         proportionally.





Personal       7.1 Managers may recommend to the CEO that
Performance:       Participants' awards in their respective Divisions
                   or Corporate Departments be modified to reflect individual performance differences.


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               7.2 The CEO has the right to modify or eliminate the
                   total annual incentive award for any Participant to reflect individual performance differences.

Input of       8.1 In comparing actual performance against the
Extraordinary      performance goals, management may exclude from
and Non-           such comparison any extraordinary or nonrecurring
recurring          gains, losses, charges, or credits that appear on
Items:             the Company's books and records, as it deems
                   appropriate.


               8.2 An extraordinary or nonrecurring item may include,
                   without limiting the generality of the foregoing, an item in the Company's financial statements reflecting a change in an accounting rule or methodology, tax law, or actuarial assumption, not taken into consideration in the establishment of performance goals. The Compensation and Organization Committee of the Board of Directors must approve this adjustment.

Less Than      9.1 An individual, who is made a Participant in the
Full-Year          Plan after the beginning of the Plan Year, but
Plan               before October 1st of that year, may receive a
Participation:     pro-rated award based on the number of full weeks
                   of eligibility during the Plan Year. Individuals hired after October 1st normally will not participate in the Plan that year.

               9.2 If a Participant's employment is terminated during
                   a Plan Year because of death, disability, or normal retirement, a tentative award will be determined based on performance as of the end of the Plan Year. The final award will be prorated by multiplying the tentative award by the number of full weeks of employment divided by fifty-two.

               9.3 If a Participant's employment is terminated
                   involuntarily, not for cause, the Participant may be paid a prorated bonus if approved by the CEO.

Form and      10.1 All awards will be paid in cash, less withholding
Timing of          requirements, as soon as possible following the
Payment:           end of the Plan Year.  However, the CEO may
                   request authorization from the Compensation and Organization Committee of the Board of Directors to pay a portion of the estimated Plan Year's awards before the end of the Plan Year.

Bonus         11.1 For each Division or Corporate Department that
Opportunity        earns an award under this Plan, a pool will be
Non-               created for distribution to non-Participants in
Participants       that Division or Corporate Department only.  Such
                   pool will be equal to 1.0% of the aggregate annual salaries of the non-Participants, exempt from the payment of overtime and who are not paid overtime by Company policy or practice, in that Division or Corporate Department at the end of the Plan Year. Such pool will be adjusted up or down proportionally to the award earned in that Division or Corporate Department. The Division
                   Manager or the Corporate Department Vice
                   President will determine the recipients and amounts of such bonuses subject to the approval of the CEO. These bonuses are intended for non-
                   Participants who have made significant
                   contributions to the success of the Division or

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                   Corporate Department during the Plan Year; this
                   bonus pool is not intended for distribution to all non-Participants in the unit. Any undistributed funds from this pool will be returned to the Company and may not be distributed to other units.

              11.2 For each Corporate Department, a pool will be
                   created for distribution to exempt and non-exempt non-Participants equal to 1% of their aggregate annual salaries. This pool represents a gainsharing bonus for the Corporate staff employees and is based on the overall Division Performance (defined on page 2, footnote 2).
                   Each Corporate Department Vice President will determine the recipients for their department, and amounts of such bonus subject to the approval of the CEO.


Approved by the Compensation and Organization Committee of the Board of Directors.

December 10, 2003




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